Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Troy Beaver SVP, Marketing (651) 312-3719

BREMER NAMES DONOVAN CHIEF OPERATING OFFICER

    St. Paul, Minn. (October 8, 2003) – Bremer Financial Corporation is pleased to announce Patrick J. Donovan has been named Executive Vice President, Chief Operating Officer of Bremer. Donovan, a former Wells Fargo executive, has served as a member of the Bremer Board of Directors since January 2002 and will now join the executive management team to oversee the corporation’s community banking franchise, business line management, operations center, and marketing functions.

        Donovan brings with him to Bremer 25 years of banking experience as well as familiarity with the Twin Cities and Midwest. Donovan, a native Minnesotan, was most recently with Wells Fargo as President and Chief Operating Officer, where he was responsible for their banking operation throughout the states of Minnesota, Indiana, and Ohio. In addition, Donovan has held management positions in the retail banking, business banking, private banking, and trust divisions of First Bank and Norwest.

        “Pat’s vast banking industry knowledge and experience are tremendous assets for Bremer” said Stan Dardis, President and CEO of Bremer Financial Corporation. “He is a proven leader and we look forward to fully leveraging his talent and expertise to help Bremer continue growing and thriving in our region.”

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        Donovan, as well as being committed to the banking industry, serves or has served on several boards throughout the Twin Cities including: Greater Minneapolis Metropolitan Housing Corporation, Greater Minneapolis Chamber of Commerce, St. Paul River Front Corporation, Capital City Partnership, and many others. In addition, he has been a chair on several community-based organizations: The Saint Paul Foundation, Lowertown Redevelopment, City of St. Paul’s Community Development Initiative, United Way of St. Paul Campaign, and many others.

        “Pat’s visible commitment to the community and involvement in the non-profit sector strengthens and reinforces Bremer’s mission in terms of community involvement,” said Dardis. “His banking experience, combined with his commitment to community service, represent values that are core and fundamental to Bremer.”

        Bremer Financial Corporation is a privately-held $5.4 billion regional financial services company owned by the Otto Bremer Foundation and Bremer’s more than 1,900 employees. The company founded in 1943 by Otto Bremer, is headquartered in Saint Paul and provides a variety of banking, investment, trust, and insurance services in over 100 locations throughout Minnesota, North Dakota, and Wisconsin.

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